CODE OF CONDUCT

(Adopted by the Board of Trustees of Centerspace
on January 14, 2004, and last amended on February 18, 2025)

Introduction

This Code of Conduct applies to all officers, employees, trustees, directors, and persons holding similar positions of Centerspace (the “Company”) and its subsidiaries (the “Covered Persons”). This Code covers a wide range of business practices and procedures and is designed to deter wrongdoing, to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest, and to promote compliance with applicable governmental laws, rules, and regulations. It does not cover every issue that may arise, but it sets out basic principles to guide all Covered Persons. All Covered Persons must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company’s agents, representatives, vendors, suppliers, manufacturers, and other business partners.

The Code may be revised or supplemented from time to time to reflect changing laws and ethical standards. Each Covered Person is responsible for maintaining a working knowledge and understanding of this Code of Conduct as modified from time to time, as well as all other Company policies and procedures, including but not limited to the employee handbook, as the same may be modified from time to time.

Those who violate the standards in this Code will be subject to disciplinary action, including termination of employment in the case of an officer or employee of the Company or any subsidiary, and including, in the case of a director or trustee, removal from the Board of Trustees or Board of Directors.

Compliance with Laws, Rules and Regulations

We expect all employees, as well as our business partners, including our agents, representatives, vendors, suppliers, and manufacturers, to comply with U.S. and local laws and regulatory requirements. Violation of governing laws and regulations subjects the Company and its employees to significant risk in the form of fines, penalties and damaged reputation. Obeying the law, both in letter and spirit, is a fundamental principle of the Company and is the foundation on which the Company’s ethical standards are built.

Conflicts of Interest

Each Covered Person owes a duty of loyalty to the Company and must in the performance of his or her duties, put the interests of the Company ahead of personal interests. Covered Persons are expected to make or participate in business decisions and actions in the course of their association with the Company based on the best interests of the Company as a whole, and not based on personal relationships or benefits. A conflict of interest exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a Covered Person, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company.

Covered Persons should avoid any relationship that would cause a conflict of interest with their duties and responsibilities at the Company. Employees are expected to disclose to the Company any situations that may involve conflicts of interest affecting them personally or affecting other employees or those with whom we do business. Waivers of conflicts of interest involving executive officers require the approval of the Board of Trustees or an appropriate committee of the Board. Trustees are expected to disclose to their fellow trustees any personal interest they may have in a transaction upon which the Board passes and to recuse themselves from participation in any decision in which there is a conflict between their personal interests and the interest of the Company. See the Company’s Corporate Opportunity and Conflict of Interest Policy.

Insider Trading

Covered Persons who are aware of material non-public information may not trade in Company securities or use the information for any other purpose except the conduct of Company business. To trade in Company securities while aware of material non-public information for personal financial benefit, or to “tip” others who might make an investment decision on the basis of this information, is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company has adopted an Insider Trading Policy, which has been distributed to every Covered Person. See the Company’s Insider Trading Policy.

Corporate Opportunities

Covered Persons are prohibited from taking for themselves personally opportunities that are discovered through the use of Company property, information or position without the consent of the Board of Trustees. No Covered Person may use Company property, information or position for improper personal gain, and no Covered Person may compete with the Company directly or indirectly. Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. See the Company’s Corporate Opportunity and Conflict of Interest Policy.

Competition and Fair Dealing

Each Covered Person should endeavor to respect the rights of and deal fairly with the Company’s residents, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Covered Person, family member of a Covered Person or agent unless it: (1) is not a cash gift, loan, or stock, (2) is consistent with customary business practices, (3) is of nominal value in the judgment of management, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations and would not harm the Company’s image or reputation.

Safe and Respectful Workplace

The Company is firmly committed to providing a safe and respectful workplace. It does not tolerate illegal discrimination or harassment of any kind, including unwelcome sexual advances or derogatory comments based on age, race, ethnic background, sexual orientation, gender identity, national origin or religious beliefs. All Covered Persons are expected to comply with wage and hour standards, safety guidelines, laws prohibiting discrimination and harassment, and requirements of equal employment opportunity.

The Company prohibits behavior that undermines employee safety, including acts or threats of violence or other forms of intimidation. It also prohibits weapons or firearms in the Company’s offices. Employees who feel threatened, or observe threatening behavior, should immediately report the situation to building security, if appropriate, and their supervisor or human resources.

Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. The Company does not condone and will not tolerate any act or omission by any employee that results in materially misleading financial statements.

As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission be accurate and timely. Employees may be called upon to provide information to assure that the Company’s public reports are complete, fair and understandable. The Company expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

Confidentiality

Employees must maintain the confidentiality of non-public information entrusted to them by the Company or its shareholders, residents, customers, suppliers and agents (“Confidential Information”), except when disclosure is authorized by the Company, required by laws and regulations, or permitted by laws and regulations to report possible violations to a government agency. Confidential Information includes all non-public information about the Company or its shareholders, residents, customers, suppliers and agents. Confidential Information includes, without limitation, financial data, plans for acquisitions, plans for sales of Company assets, personal information about employees, material contracts, financing transactions, major management changes and other corporate developments. The obligation to preserve Confidential Information continues even after employment ends. Each employee will be required to sign a confidentiality agreement at the time he or she begins employment with the Company. Furthermore, Covered Persons have an obligation not to trade in the Company’s securities while aware of material non-public information, in accordance with the Company’s Insider Trading Policy.

Social Media and Communications on Behalf of the Company

The Company expects Covered Persons to use their personal social media accounts in a responsible way that does not reveal the Company’s Confidential Information, expose the Company to reputational risk or legal liability, or otherwise harm the Company or others. Covered Persons may not represent or speak on behalf of the Company on their personal social media accounts. Company social media accounts should be lawful, approved by the marketing department and managed responsibly.

Protection and Proper Use of Company Assets

Every employee is responsible for protecting the Company’s assets and ensuring their efficient use. Employees are personally responsible for safeguarding and accounting for all Company property that is entrusted to their personal control, including, without limitation, cash, checks, company credit cards and similar cash equivalents; tangible and intangible property such as equipment, supplies, records and reports, computer software and data; and each employee’s time at work. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation.

Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

Waivers of the Code of Conduct

Any waiver of this Code of Conduct for executive officers or trustees may be made only by the
Board or a Board committee and will be promptly disclosed as required by law or regulation.

Reporting any Illegal or Unethical Behavior

Employees are expected to talk to supervisors, the General Counsel, other Company officers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. In addition, Employees may report any suspected illegal or unethical behavior in accordance with the Company’s Whistleblower Policy. If a report of a violation which relates to financial statement disclosures or accounting, internal controls or auditing matters is made to the General Counsel or other Company officer, the General Counsel or other officer shall promptly forward such complaint to the chair of the Company’s Audit Committee. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

The Company’s applicable Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers (the “Senior Financial Officers”) have a special responsibility for ensuring the fair and timely reporting of the Company’s financial results and condition. Because of this special role, the Company’s Senior Financial Officers are bound by the “Code of Ethics for Senior Financial Officers” attached as Appendix A to this Code of Conduct. Violations of this Code of Ethics for Senior Financial Officers by those subject to it will be viewed as a disciplinary matter that may result in personnel action, up to and including termination of employment. If a Covered Person believes that a violation of the Code of Ethics for Senior Financial Officers has occurred, the Company’s General Counsel should be contacted. The Audit Committee of the Board of Trustees may also be contacted. If an employee or officer is concerned about maintaining anonymity, they may contact the Company’s Audit Committee by following the procedures established for the anonymous submission of complaints outlined in the Company’s Whistleblower Policy.

Employees must read the Company’s Whistleblower Policy, which describes the Company’s procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. Any employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.